Exhibit (g)(2)

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 5th day of June, 2025, by and among StepStone Group Private Wealth LLC, a Delaware limited liability company (the “Adviser”), StepStone Group LP, a Delaware limited partnership (the “Sub-Adviser”), and Stepstone Private Equity Strategies Fund, a Delaware statutory trust (the “Fund”).

1. Duties of the Sub-Adviser. (a) The Adviser hereby employs the Sub-Adviser to act as a non-discretionary investment sub-adviser by providing private markets investment advice and services, as described below, to the Adviser in regard to the Adviser’s management of the Fund, subject to the broad supervision of the Adviser and the Fund, for the period and on the terms and conditions set forth in this Agreement. The Sub-Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Sub-Adviser and its affiliates shall for all purposes herein each be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. The Sub-Adviser shall be responsible for providing private markets investment advice and services to the Adviser regarding that portion of the Fund’s assets allocated, or under consideration for allocation to private equity assets constituting: (i) purchases of (a) existing investments from other investors in (x) private investment funds (“Investment Funds”) sponsored by unaffiliated managers and/or strategic acquirers (“Investment Managers”), including open-ended funds, and (y) individual operating companies or assets, and (b) interests in Investment Funds that have already invested a certain percentage of their capital commitments (e.g., 25% at the time of closing) in private equity assets (collectively, “Secondaries”); (ii) investments directly in an operating company, project or property generally alongside who the Adviser or Sub-Adviser believes to be a high-quality Investment Manager that leads or participates in the transaction via equity or debt (“Co-Investments”), and (iii) investments in Investment Funds actively fundraising that are sponsored by who the Adviser or Sub-Adviser believes to be high-quality Investment Managers (“Primaries” and collectively with Secondaries and Co-Investments, “Private Equity Assets”). The Sub-Adviser’s provision of ongoing private markets investment advice and services to the Adviser in respect of the Fund’s investment in Private Equity Assets shall include, but not be limited to:

(i) employing asset allocation and diversification strategies among Private Equity Assets;

(ii) deploying commitment and over-commitment models and strategies among Private Equity Assets to minimize cash drag on Fund returns and balance Fund liquidity requirements;

(iii) identifying and managing private equity portfolio risk through tracking commitments, capital calls, distribution variations, valuations, among other factors;

(iv) identifying investment opportunities resulting from fundamental financial analysis and initial due diligence performed on investments (actual or contemplated) in Private Equity Assets; and

(v) tracking and monitoring the continuing operations, management, financial condition and other pertinent details information and conducting ongoing due diligence as to Fund allocations of Private Equity Assets.

All of the foregoing is subject always to the restrictions of the Agreement and Declaration of Trust and By-Laws of the Fund, as they may be amended and/or restated from time to time and as provided to the Sub-Adviser by the Adviser, the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and the statements relating to the Fund’s investment objective(s), investment policies and investment restrictions as the same are set forth in the Fund’s prospectus, as may be amended from time to time (the “Prospectus”), as well as to the supervision of the Adviser and the Board of Trustees of the Fund.

(b) The Sub-Adviser will not hold money on behalf of the Adviser or the Fund, nor will the Sub-Adviser be the registered holder of the registered investments of the Adviser or the Fund or be the custodian of documents or other evidence of title.

(c) Unless otherwise instructed by the Adviser or the Board of Trustees of the Fund, the Sub-Adviser shall not have the power, discretion or responsibility to execute subscriptions or other documentation effecting investments in Private Equity Assets, or to place orders for other securities transactions on behalf of the Fund. Instead, the Adviser will exercise such discretion as to subscriptions, investments and other trading activity necessary to implement the Fund’s investment program strategy. The Sub-Adviser will use its best efforts to cooperate with the Adviser in support of efforts to implement the Fund’s investment program.

(d) The Sub-Adviser may, where reasonable, employ agents (including affiliates) to perform any administrative, dealing or ancillary services required to enable the Sub-Adviser to perform its services under this Agreement.

2. Allocation of Charges and Expenses. The Sub-Adviser assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, furnishings, equipment and personnel required by it to perform the services described under Section 1 hereof.

3. Compensation of the Sub-Adviser. For the services rendered, the facilities furnished and expenses assumed by the Sub-Adviser, the Adviser will pay the Sub-Adviser 50% of the management fee received by the Adviser pursuant to the Advisory Agreement each month. The fee shall be payable by the Adviser to the Sub-Adviser within three business days of the date that the Adviser receives its management fee from the Fund.

4. Liability of Sub-Adviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Sub-Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Sub-Adviser shall not be subject to any liability whatsoever to the Fund, or to any Shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

5. Indemnification. (a) To the fullest extent permitted by law, the Fund shall, subject to this Section 5, indemnify the Sub-Adviser (including for this purpose each officer, director, shareholder, partner, owner, member, manager, principal, employee or agent of or any person who controls, is controlled by or is under common control with, the Sub-Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Sub-Adviser, being referred to as a “Sub-Adviser indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Sub-Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the Sub-Adviser indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the Sub-Adviser indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Sub-Adviser indemnitee’s office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the Sub-Adviser indemnitee may be or may have been involved as a party or otherwise, or with which such Sub-Adviser indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 5 are not to be construed so as to provide for indemnification of an Sub-Adviser indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 5.

(b) Expenses, including counsel fees and expenses, incurred by any Sub-Adviser indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the Sub-Adviser indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under this Section 5, so long as: (i) the Sub-Adviser indemnitee provides security for the undertaking; (ii) the Fund is insured by or on behalf of the Sub-Adviser indemnitee against losses arising by reason of the Sub-Adviser indemnitee’s failure to fulfill his, her or its undertaking; or (iii) a majority of the Board of the Fund who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (“Independent Trustees”) (excluding any trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the Sub-Adviser indemnitee ultimately shall be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that a Sub-Adviser indemnitee is liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, reckless disregard of the duties involved in the conduct of the Sub-Adviser indemnitee’s office, indemnification shall be provided in accordance with this Section 5 if (i) approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the Sub-Adviser indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the Sub-Adviser indemnitee is not liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Sub-Adviser indemnitee’s office or as a result of the Sub-Adviser’s breach of this Agreement, or (ii) the Trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the Sub-Adviser indemnitee against any liability to the Fund or its shareholders to which the Sub-Adviser indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Sub-Adviser indemnitee’s office.

(d) Any indemnification or advancement of expenses made in accordance with this Section 5 shall not prevent the recovery from any Sub-Adviser indemnitee of any amount if the Sub-Adviser indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Sub-Adviser indemnitee’s office. In any suit brought by a Sub-Adviser indemnitee to enforce a right to indemnification under this Section 5 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 5 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the Sub-Adviser indemnitee has not met the applicable standard of conduct described in this Section 5. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 5, the burden of proving that the Sub-Adviser indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 5 shall be on the Fund (or on any shareholder acting derivatively or otherwise on behalf of the Fund or its shareholders).

(e) A Sub-Adviser indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 5 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section 5 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 5 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Sub-Adviser or any indemnitee.

6. Status of the Sub-Adviser. The Sub-Adviser shall, for all purposes herein, be deemed to be an independent contractor. The services of the Sub-Adviser to the Fund are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others. Nothing in this Agreement shall limit or restrict the right of any director, officer, owner, member, manager, partner or employee of the Sub-Adviser or its affiliates, who also may be a trustee, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

7. Duration and Termination of this Agreement. This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of the Fund or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the Shareholders of the Fund fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules thereunder. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Sub-Adviser. This Agreement may be terminated by the Sub-Adviser at any time, without the payment of any penalty, upon 120 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment,” as such term is defined under the 1940 Act.

8. Use of Names. (a) As owner or licensee of the rights to use and sublicense the use of the name “StepStone” and any trademarks or derivatives thereof or logo associated therewith, the Sub-Adviser hereby grants the Fund a non-exclusive right and sublicense to use (i) the StepStone name and mark as part of the Fund’s name, and (ii) in connection with the Fund’s investment products and services, in each case only for so long as this Agreement, any other investment management agreement between the Fund and the Sub-Adviser (or any organization which shall have succeeded to the Sub-Adviser’s business as investment manager (the “Sub-Adviser’s Successor”)), or any extension, renewal or amendment hereof or thereof remains in effect, and only for so long as the Sub-Adviser or the Sub-Adviser’s Successor is an owner or licensee of the StepStone name and mark. The Fund agrees that it shall have no right to sublicense or assign rights to use the StepStone name and mark, it shall acquire no interest in the StepStone name and mark other than the rights granted herein and the Fund shall not challenge the validity of the StepStone name and mark or the ownership thereof.

(b) The Fund further agrees that all services and products it offers in connection with the StepStone name and mark shall meet commercially reasonable standards of quality, as may be determined by the Sub-Adviser from time to time. At the Sub-Adviser’s reasonable request, the Fund shall cooperate with the Sub-Adviser and shall execute and deliver any and all documents necessary to maintain and protect (including, but not limited to, any trademark infringement action) the Sub-Adviser and/or enter the Fund as a registered user thereof.

(c) At such time as this Agreement or any other investment management agreement shall no longer be in effect between the Sub-Adviser (or the Sub-Adviser’s Successor) and the Fund, or the Sub-Adviser no longer is an owner or licensee of the StepStone name and mark, the Fund shall (to the extent that, and as soon as, it lawfully can) cease to use “StepStone” in the name of the Fund or any other name indicating that it is advised by, managed by or otherwise connected with the Sub-Adviser (or the Sub-Adviser’s successor). In no event shall the Fund use the StepStone name and marks or any other name or mark confusingly similar thereto (including, but not limited to, any name or mark that includes the name “StepStone”) if this Agreement or any other investment management agreement between the Sub-Adviser (or the Sub-Adviser’s Successor) and the Fund is terminated.

9. Confidentiality. Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Fund, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Adviser may designate in connection with the Fund. Nothing in this Agreement shall be construed to prevent the Sub-Adviser from giving other entities investment advice.

10. Amendments to this Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund, as defined under the 1940 Act.

11. Definitions of Certain Terms. The terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

STEPSTONE GROUP PRIVATE WEALTH LLC

By:	/s/ Robert W. Long
Name:	Robert W. Long
Title:	Chief Executive Officer

STEPSTONE GROUP LP

By:	/s/ Jason P. Ment
Name:	Jason P. Ment
Title:	President

STEPSTONE PRIVATE EQUITY STRATEGIES FUND

By:	/s/ Robert W. Long
Name:	Robert W. Long
Title:	President and Principal Executive Officer

[Signature Page to Sub-Advisory Agreement]